Exhibit 99.1
News Release

For Immediate Release February 6, 2006	For Further Information Contact: George Lancaster, Hines (713) 966-7676 george_lancaster@hines.com
HINES ACQUIRES 720 OLIVE WAY IN SEATTLE
Holdings in Firm’s U.S. Core Office Fund Reach 11 Properties
(SEATTLE, WA) — The Seattle office of Hines, the international real estate firm, announced today that Hines-Sumisei U.S. Core Office Fund, L.P. (Core Fund) has acquired 720 Olive Way in Seattle from Archon Group, L.P. Hines will manage and lease the property.
     The Core Fund is an investment vehicle organized by Hines and Sumitomo Life Realty (N.Y.), Inc., to acquire a geographically diverse portfolio of core office buildings in the U.S. The fund also has an interest in 101 Second Street and the KPMG Building in San Francisco; Golden Eagle Plaza in San Diego; 600 Lexington, 499 Park Avenue and 425 Lexington in New York; One and Two Shell Plazas in Houston; 1200 19th Street NW in Washington, D.C., and Three First National Plaza in Chicago.
     720 Olive Way is a 20-story office building containing 287,000 square feet located in Seattle’s central business district. The building is adjacent to quality retail assets and surrounded by amenities. Designed by Naramore, Bain, Brady and Johanson, the building was completed in 1981 and renovated in 1997. The property includes a four-level subterranean garage. The building is approximately 80 percent leased to tenants including: Community Health Plan of Washington; Northwestern Mutual Life; and Sparling, Inc.
     “This tower is exceptionally well located within the vibrant downtown Seattle market,” said Project Manager Ty Bennion. “We are looking forward to applying our long-time expertise in tenant services and quality management to enhance the building’s stature. Seattle continues to be strategic market for our firm.”
     “This represents a unique opportunity for the Core Fund to acquire a quality asset in Seattle. We believe the Seattle office market is poised for significant long-term growth, and this property is ideally positioned in the market to benefit from that growth,” said Charles Hazen, president of the Core Fund.

     Archon Group L.P was represented in the sale by Secured Capital Corp and Pacific Real Estate Partners. Hines represented the Core Fund.
     Sumitomo Life Realty (N.Y.), Inc. is a wholly owned subsidiary of Sumitomo Life Insurance Company, one of Japan’s largest life insurance companies.
     Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. With offices in 64 U.S. cities and 14 foreign countries, and controlled assets valued at approximately $11.7 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information.